                                                                 Exhibit 3.43(a)

                            STATE OF SOUTH CAROLINA
                              SECRETARY OF STATE

                              ARTICLES OF MERGER
                               OF SHARE EXCHANGE



     Pursuant to (S)33-11-105 of the 1976 South Carolina Code, as amended, the undersigned as the surviving corporation in a merger or the acquiring corporation in a share exchange, as the case may be, hereby submits the following information:

1. The name of the surviving or acquiring corporation is Shipyard River Coal Terminal Company.

2. Attached hereto and made a part hereof is a copy of the Plan or Merger or Share Exchange (see (S)(S)33-11-101 (merger ) 33-11-102 (share exchange), 33-11-104 (merger of subsidiary into parent) 33-11-107 (merger or share exchange with a foreign corporation), and 33-11-108 (merger of a parent corporation into one of its subsidiaries).

3. Complete the following information to the extent it is relevant with respect to each corporation which is a party to the transaction:

     (a) Name of the corporation Shipyard River Coal Terminal Company Complete either (1) or (2), whichever is applicable:

     (1) [ ] Shareholder approval of the merger or stock exchange was not required (See (S)(S)33-11-103(h), 33-11-104(a), and 33-11-
               108(a)).

     (2) [X] The Plan of Merger or Share Exchange was duly approved by shareholders of the corporation as follows:

                        Number of          Number of        Number of Votes   Number of Undisputed*
      Voting           Outstanding       Votes Entitled     Represented at         Shares Voted
      Group              Shares            to be Cast         the meeting     For           Against
------------------  -----------------  ------------------  -----------------  ---           --------
Common Stock                      100                 100                100   100             0

*NOTE: Pursuant to the Section 33-11-106(a)(3)(ii), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

        (b)  Name of the corporation: Basin Resources, Inc.
             Complete either (1) or (2), whichever is applicable:

        (1) [ ] Shareholder approval of the merger or stock exchange was not required (See (S)(S)33-11-103(h), 33-11-104(a), and 33-11-
                  108(a)).

        (2) [X] The Plan of Merger or Share Exchange was duly approved by shareholders of the corporation as follows:

                        Number of          Number of        Number of Votes   Number of Undisputed*
      Voting           Outstanding       Votes Entitled     Represented at         Shares Voted
      Group              Shares            to be Cast         the meeting     For            Against
------------------  -----------------  ------------------  -----------------  ---            -------
 Common Stock                     100                 100                100   100            0

*NOTE: Pursuant to the Section 33-11-106(a)(3)(ii), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

4. Unless a delayed date is specified, the effective date of this document shall be the date it is accepted for filling by the Secretary of State (See (S)(S)33-1-230(b)):

DATE:   December 8, 1994              Shipyard River Coal Terminal Company

                                      By:  /s/ Illegible
                                              (Signature and Office)



                              FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. Filing Fee (payable to the Secretary of State at the time of filing of this document.)

               Filing Fee                               $  10.00
               Filing Tax                                 100.00

3. TWO COPIES OF TH E PLAN OF MERGER OR SHARE EXCHANGE MUST BE FILED WITH THIS FORM AS AN ATTACHMENT.

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          This Agreement and Plan of Merger dated as of December 8, 1994, between Basin Resources, Inc., a Delaware corporation ("Basin"), and Shipyard River Coal Terminal Company, a South Carolina corporation ("Shipyard"), (Basin and Shipyard collectively shall be the "Constituent Corporations") (the "Agreement").

          WHEREAS, Basin is a corporation duly organized and existing under the laws of the State of Delaware with an authorized capital stock of 100 shares of common stock, with a par value of $0.01 per share, (the "Basin Common Stock") of which 100 shares of the Basin Common Stock are issued and outstanding as of the date of this Agreement;

          WHEREAS, Shipyard is a corporation duly organized and existing under the laws of the State of South Carolina with an authorized capital stock of 100 shares of common stock, with a par value of $10.00 per share, (the "Shipyard Common Stock") of which 100 shares of the Shipyard Common Stock are issued and outstanding as of the date of this Agreement;

          WHEREAS, the respective board of directors of each of the Constituent Corporations have determined that it is in each of their best interests to effect certain exchanges and other transactions described in this agreement, that Basin merge with and into Shipyard with Shipyard being the surviving corporation, and that the directors and stockholders of each of the Constituent corporations have approved the merger on the terms and conditions set forth herein in accordance with the applicable provisions of the laws of the State of South Carolina;

          NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree that, in accordance with the applicable statutes of the State of South Carolina, Basin shall be merged into Shipyard, with Shipyard being the surviving corporation, and that the terms and conditions of such merger (the "Merger"), the mode of carrying it into effect and the manner and basis of converting the shares effected by the Merger shall be as follows:

1.   THE MERGER.  Upon the terms and conditions hereinafter set forth and in
     ----------
accordance with the Business Corporation Act of South Carolina, on the day of the Effective Time, Basin shall be merged with and into Shipyard and thereupon the separate existence of Basin shall cease, and Shipyard, as the surviving corporation (the "Surviving Corporation"), shall continue to exist under and be governed by the Business Corporation Act of the State of South Carolina.

     1.   FILING.  Basin and Shipyard will cause the Articles of Merger, in
          ------
     compliance with the provisions of applicable law to be executed and filed with the Secretary of State of South Carolina (the "Articles of Merger").

     2.   EFFECTIVE DATE OF MERGER.  The Merger shall become effective
          ------------------------
     immediately upon the filing of the Articles of Merger with the Secretary of State of South Carolina (the "Effective Time").

     3.   CERTIFICATE OF INCORPORATION AND BY-LAWS.  At the Effective Time, the
          ----------------------------------------
     Certificate of Incorporation of Shipyard shall be the Certificate of Incorporation of the Surviving Corporation. The by-laws of Shipyard shall be the by-laws of the Surviving Corporation.

     4.   DIRECTORS AND OFFICERS.  The persons who are directors of Shipyard
          ----------------------
     immediately prior to the Effective time shall, after the Effective Time, serve as the directors of the